Exhibit 99.1

Kezar Life Sciences Announces Initiation of Clinical Study to Test a New Drug Product Formulation of KZR-616

SOUTH SAN FRANCISCO, Calif., March 6, 2019 -- Kezar Life Sciences, Inc. (Nasdaq: KZR), a clinical-stage biotechnology company discovering and developing novel small molecule therapeutics to treat unmet needs in autoimmunity and cancer, today announced the initiation of a Phase 1, randomized, double-blind, placebo controlled, single and multiple ascending dose trial to assess the safety, tolerability, pharmacokinetics and target inhibition of a simplified lyophilized formulation of KZR-616.  The trial is being conducted in Australia and will enroll up to 72 healthy female subjects. A simplified lyophilized formulation of KZR-616 has the potential to improve the ease of drug administration, transportation and storage, which we believe may result in increased patient adoption in a commercial setting.  Additionally, data from this trial may be used to support development and potential regulatory approval.

“The initiation of this trial propels us towards creating a novel, patient-friendly treatment,” said Niti Goel, MD, Chief Medical Officer.  “We remain motivated by the potential of KZR-616, our first-in-class immunoproteasome inhibitor, to provide a meaningful clinical benefit to patients where limited treatments options exist. We look forward to reporting top-line results from the first two cohorts of our ongoing Phase 1b/2 trial during the second quarter of this year.”

About Kezar Life Sciences

Based in South San Francisco, Kezar Life Sciences is a clinical-stage biotechnology company committed to revolutionizing treatments for patients with autoimmune diseases and cancer. Kezar is translating its innovative research on the immunoproteasome and protein secretion pathways to advance novel therapeutic approaches. KZR-616, a first-in-class immunoproteasome inhibitor, is currently in a Phase 1b trial, with a Phase 2 trial in lupus nephritis patients expected to initiate during the first half of 2019. Kezar is also poised to expand its development programs throughout 2019 with plans to initiate Phase 2 trials of KZR-616, in up to four additional autoimmune indications, and to nominate an initial clinical candidate for the treatment of cancer from its protein secretion program. For more information, visit www.kezarlifesciences.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Kezar’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, (i) design, progress, timing scope and results of clinical trials, (ii) anticipated timing of disclosure of results of clinical trials, (iii) the potential benefits of the formulated product candidate, (iv) the likelihood data will support future development and (iv) the likelihood of obtaining regulatory approval of Kezar’s product candidates.   Factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Kezar’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” contained therein. Except as required by law, Kezar assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

CONTACTS:
Alex Gray, Burns McClellan, Inc., on behalf of Kezar Life Sciences
212-213-0006
agray@burnsmc.com